Exhibit 99

News
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Investor Relations
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PPG announces succession plan details of general counsel

Anne M. Foulkes, current senior vice president and general counsel, appointed to new executive leadership role through August 31, 2026

PITTSBURGH, August 11, 2025 – PPG (NYSE:PPG) today announced that Anne M. Foulkes, who has served as senior vice president and general counsel since 2018 and is a 30-year veteran of the company, will retire as part of a planned succession for the role. Effective Jan. 1, 2026, Foulkes, 62, will serve in a new role as senior vice president, legal and special projects, to ensure a smooth transition of general counsel responsibilities and oversee certain projects for the company through August 31, 2026.

“On behalf of the PPG leadership team, I want to congratulate Anne on an outstanding career and thank her for her dedication and many contributions to PPG,” said Tim Knavish, PPG chairman and CEO. “Anne’s extensive background and experience counseling various PPG functions and business units over the years have been invaluable. Her leadership extends beyond legal counsel as a valued member of the company’s operating and executive committees. She also serves as a trusted confidant and mentor to many PPG employees as well as an executive sponsor and advocate of our employee resource groups. We thank Anne for agreeing to remain a key part of the executive leadership team through August 2026.”

Foulkes joined PPG in Pittsburgh in 1995, initially supporting the chemicals group on commercial and contract legal matters. Since that time, she has worked in a number of roles of increasing responsibility, including providing legal support to all of the company’s business units and the environment, health and safety (EHS) function, and serving as counsel for the corporate development group, providing legal support for global acquisition and divestiture activities. In 2005, Foulkes was promoted to corporate counsel with responsibility for all commercial, antitrust, labor and employment, and intellectual property legal matters for the aerospace, architectural coatings, automotive refinish, and protective and marine coatings businesses, and in 2010, she was promoted to assistant general counsel. Foulkes was appointed assistant general counsel and secretary of the company in 2011 and then in 2016, was elected as vice president, associate general counsel and secretary. She was elected an executive officer in 2018 and named to her current role.

Prior to joining PPG, Foulkes was a litigation attorney with the law firm of Eckert, Seamans, Cherin & Mellott in Pittsburgh. She earned a bachelor’s degree from Tufts University and a law degree from The Dickinson School of Law. Anne is a member of the Association of Corporate Counsel and served on the board of the Greater Pittsburgh Community Food Bank from 2011 to 2021. She currently serves on the Board of the United Way of Southwestern Pennsylvania.

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